     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 4, 1998

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement    [ ] Confidential, for use of the Commission
[ ]  Definitive Proxy Statement     Only (as permitted by Rule 14A-6(e)(2))
[x]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 248.14a-11(c) or Section 240.14a-12

                    AMERICAN BANKERS INSURANCE GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                      AMERICAN INTERNATIONAL GROUP, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11:

     (1)  Title of each class of securities to which transaction applies:


     (2)  Aggregate number of securities to which transaction applies:


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


     (4)  Proposed maximum aggregate value of transaction:


     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

          On March 2, 1998, American International Group, Inc. and AIGF, Inc. filed the following (i) Memorandum of Law In Opposition to Defendants' Motion to Dismiss and In Further Support of Their Motion for a Preliminary Injunction and (ii) Supplemental Memorandum of Law in Support of the Motion of American International Group, Inc. and AIGF, Inc. for a Hearing on Their Motion for a Preliminary Injunction, in the U.S. District Court for the Southern District of Florida.

                          UNITED STATES DISTRICT COURT
                          SOUTHERN DISTRICT OF FLORIDA
                                 MIAMI DIVISION


AMERICAN INTERNATIONAL GROUP, INC.;             Case No. 98-0247-CIV-MOORE
and AIGF, INC.,                                 Magistrate Judge Johnson

                  Plaintiffs,
v.

CENDANT CORPORATION; and
SEASON ACQUISITION CORP.,

                  Defendants.
--------------------------------/


                SUPPLEMENTAL MEMORANDUM OF LAW IN SUPPORT OF THE
           MOTION OF AMERICAN INTERNATIONAL GROUP, INC. AND AIGF, INC. FOR A HEARING ON THEIR MOTION FOR A PRELIMINARY INJUNCTION

      American International Group, Inc. and AIGF, Inc. (collectively "AIG") hereby submit this supplemental memorandum of law in support of the motion for a hearing on its motion for a preliminary injunction filed on February 17, 1998. As the Court is aware, AIG has sought an order, inter alia, enjoining Cendant Corporation and Season Acquisition Corp. (collectively, "Cendant") from holding, soliciting or voting securities of American Bankers Insurance Group ("American Bankers") representing more than 10% of American Bankers' voting shares without insurance regulatory approval because such conduct violates the federal securities laws and various state insurance statutes.

      AIG's motion highlighted the need for injunctive relief before March 4 and March 6, 1998 -- the date American Bankers' shareholders were scheduled to vote on the proposed merger between AIG and American Bankers. Those meetings have been adjourned because, today, March 2, 1998, AIG and American Bankers announced that they have signed a revised merger agreement ("Revised AIG Merger Agreement") which will now be subject to a vote of American Bankers' shareholders on MARCH 25 AND MARCH 27, 1998. (For the Court's convenience, we attach a copy of the joint press release outlining the terms of the revised transaction as Exhibit A.)

      Under the revised transaction, AIG has raised its price for each American Bankers share from $47.00 to $58.00 and has revised the original merger agreement in several respects, including eliminating the "no talk" provision that Cendant has challenged in the related action captioned Cendant Corp. v. American Bankers Insurance Group et al., 98-0159 CIV MOORE (S.D. Fla.) ("Related Action"). American Bankers has declared that the Revised AIG Merger Agreement provides a "superior alternative" to Cendant's merger proposal. (See Exhibit A) AIG believes that the Revised Merger Agreement renders much, if not all, of Cendant's allegations in the Related Action moot.

      AIG still requires injunctive relief prior to the shareholders' meetings scheduled for March 25 and March 27, 1998 and respectfully requests that the Court schedule a hearing sufficiently prior to March 25 so that American Bankers' shareholders can vote on a fully informed basis.(1) AIG believes that, subject to the Court's calendar, a hearing during the week of March 17, 1998 will be sufficient to allow adequate time for Cendant to make corrective disclosure and comply with any order of the Court.

--------

(1) Specifically, AIG requires an order (i) enjoining defendants from holding or voting any proxies from American Bankers' shareholders to the extent such proxies exceed 10% of American Bankers' common shares, without first obtaining approval from the insurance departments of Arizona, Georgia, New York, South Carolina and Texas; (ii) requiring defendants (or any of their agents or employees) to return any proxies they have received or receive from American Bankers' shareholders prior to making any corrective disclosures required by the Court; (iii) requiring defendants (or any of their agents or employees) to make corrective disclosure about their ability to hold or vote proxies without obtaining regulatory approval; and (iv) enjoining defendants (or any of their agents or employees) from making any statement regarding their proposal to purchase shares of American Bankers or the proposed merger between AIG and American Bankers, or from soliciting any proxies, until they file an adequate registration statement pursuant to Section 5 of the Securities Act of 1933, and deliver a prospectus to American Bankers' shareholders.

      AIG submits that the issues on which it seeks injunctive relief are predominantly legal and that the hearing should take no longer than 2-3 hours.

Dated: March 2, 1998

                                    STEEL HECTOR & DAVIS LLP
                                    200 South Biscayne Boulevard, Suite 4000
                                    Miami, Florida 33131-2398
Of Counsel:                         (305) 577-7000
                                    (305) 577-7001 Facsimile
Richard H. Klapper
Tariq Mundiya
Stephanie G. Wheeler
SULLIVAN & CROMWELL                 By: /s/ Lewis F. Murphy
125 Broad Street                       ______________________________
New York, New York                          Lewis F. Murphy, P.A.
(212) 558-4000                              Florida Bar No. 308455
(212) 558-3588 Facsimile
                                    Attorneys for Defendants
                                    American International Group, Inc.
                                    and AIGF, Inc.

                             CERTIFICATE OF SERVICE

      I HEREBY CERTIFY that a true and correct copy of this document was served on the 2nd day of March 1998 via facsimile and first class mail on the following:

      Robert T. Wright
      Shutts & Bowen LLP
      1500 Miami Center
      201 South Biscayne Boulevard
      Miami, Florida 33131

      Jonathan J. Lerner
      Skadden, Arps, Slate
      Meagher & Flom LLP
      919 Third Avenue
      New York, New York 10022


                                          /s/ Alison S. Bieler
                                          --------------------

                          UNITED STATES DISTRICT COURT
                          SOUTHERN DISTRICT OF FLORIDA
                                 MIAMI DIVISION


AMERICAN INTERNATIONAL GROUP, INC.;                   Case No. 98-0247-CIV-MOORE
and AIGF, INC.,                                       Magistrate Judge Johnson

                  Plaintiffs,
v.

CENDANT CORPORATION; and
SEASON ACQUISITION CORP.,

                  Defendants.
--------------------------------/


                    MEMORANDUM OF LAW OF PLAINTIFFS AMERICAN
             INTERNATIONAL GROUP, INC. AND AIGF, INC. IN OPPOSITION
            TO DEFENDANTS' MOTION TO DISMISS AND IN FURTHER SUPPORT
                  OF THEIR MOTION FOR A PRELIMINARY INJUNCTION

      Plaintiffs American International Group, Inc. and AIGF, Inc. (collectively "AIG") submit this memorandum of law in opposition to Defendants' Memoranda of Law in Support of their Motion to Dismiss the Amended Complaint for Declaratory and Injunctive Relief ("Amended Complaint") and in Further Support of their Motion for a Preliminary Injunction.(1)

                                  INTRODUCTION

      Cendant's two memoranda in support of its motion to dismiss are remarkable for the sheer number of unsupported, vituperative and irrelevant "factual" assertions littering their briefs purportedly in support of a motion to dismiss. Cendant made their statements for the press, not the Court, and we will ignore them.

--------

(1) On February 13, 1998, defendants Cendant Corporation and Season Acquisition Corp. (collectively, "Cendant") moved to dismiss the complaint AIG filed on February 5, 1998. On February 18, 1998, defendants moved to dismiss the Amended Complaint (filed on February 17, 1998) and incorporated by reference the arguments made in their February 13 motion papers. AIG responds here to both defendants' February 13, 1998 memorandum (referred to herein as "Def. Mem. I") and their February 18 memorandum (referred to herein as "Def. Mem. II").

      The Amended Complaint details how, over the course of the last four weeks, Cendant has repeatedly and knowingly disseminated false and misleading statements into the marketplace in an effort to persuade American Bankers' shareholders to vote against the proposed merger between AIG and American Bankers ("AIG Merger"). Cendant's violations of Sections 14(a) and 14(e) of the Securities Exchange Act of 1934 (the "Exchange Act") raise numerous factual issues that cannot be resolved in a motion to dismiss.

      As Judge Atkins held in refusing to dismiss claims under Section 14(a) of the Exchange Act, the "issue is not whether the plaintiff will ultimately prevail, but 'whether the claimant is entitled to offer evidence to support those claims.'" Harvey M. Jasper Retirement Trust v. Ivax Corp., 920 F. Supp. 1260, 1265 (S.D. Fla. 1995) (citations omitted). Here, the detailed factual averments of the Amended Complaint, as summarized below, clearly entitle AIG to offer evidence to support its claims:

      - Cendant has intentionally failed to disclose to American Bankers' shareholders that under the laws of five of the six states in which American Bankers' U.S. insurance subsidiaries are domiciled -- Arizona, Georgia, New York, South Carolina and Texas -- Cendant cannot hold or vote the proxies it is soliciting from American Bankers' shareholders if those proxies represent more than 9.2% of American Bankers' common shares. Under plain and unambiguous state law, holding proxies in excess of 10% of a domestic insurer's voting securities is presumed to be "control" of any insurer that requires prior regulatory approval. On February 19, 1998, the Office of the Arizona Attorney General advised Cendant that it will be violating state law by holding such proxies without obtaining regulatory approval. (See Exhibit A hereto.) ("The proxies will not be effective as a matter of law, pursuant to A.R.S. Section 20-481.02(D). The proxies may not be counted for quorum purposes at the shareholders' meetings nor may they be voted pursuant to A.R.S.
            Section 20-481.29(B). The failure to obtain Form A approval will be deemed a violation of A.R.S. Section 20-481 et. seq. and will constitute a Class I misdemeanor.") On February 23, 1998, the Attorney General's Office responded to a submission for reconsideration by Cendant and repeated that "the mere holding of the proxies raises the presumption of control even if the proxies must be voted in accordance with instructions." (See Exhibit B hereto.)

      - Cendant has touted its stock as a key element of its competing merger proposal for American Bankers ("Cendent Merger"), without filing and circulating to American Bankers' shareholders a registration statement and prospectus for its stock. Although Cendant filed a preliminary registration statement late on Friday, February 20, Cendant has yet to circulate a registration statement and prospectus to American Bankers' shareholders. Cendant's preliminary registration statement is wholly deficient because it does not contain appropriate risk disclosures, disclosures about Henry Silverman's (Cendant's chief executive officer) exorbitant compensation and other information that American Bankers' shareholders need to make an informed decision.

      - Cendant, through Silverman, has represented as a fact -- not an opinion --that it will get regulatory approval on the same time frame as AIG. This representation of material fact is knowingly false. As Cendant well knows, insurance regulators will carefully examine Cendant's dubious financial condition, its strategy of acquiring businesses with few tangible assets, its need to make acquisitions of the same type in order to maintain its earnings growth (and hence stock price), its lack of insurance underwriting experience, as well as Mr. Silverman's personal fitness, competency and integrity to run an insurance company. (Amended Complaint, Paragraph 30.) According to his own statements, Silverman may well be unfit and incompetent to run an insurance company. See infra pages 4-5 (admitting that it is not a "stretch" to say that he had something to do with running companies into bankruptcy and that AIG's allegations were "basically true.")

      - Cendant, through Silverman, has represented as a fact-- not opinion-- that it will achieve $140 million in synergies if Cendant merges with American Bankers. Silverman said to analysts on January 27 that Cendant had already "identified about $140 million of pre-tax synergies which is about 10 cents per Cendant share." As the Amended Complaint alleges, such synergies are inflated and cannot be achieved. (Amended Complaint, Paragraph 33.)

      - Cendant, through Silverman, has represented as a fact that Cendant can add "several million new policies" in a few years outside the United States. This is false because it is virtually impossible task for Cendant to add those sales without an international insurance marketing network. (Amended Complaint, Paragraph 31.)

      - Cendant, through Silverman, has informed the marketplace that Cendant has "no . . . significant conditions." (Amended Complaint Paragraph 35.) This is materially false because the Cendant Offer is subject to numerous conditions, many of which are waivable only by Cendant in its sole discretion.

      - Cendant has represented to American Bankers' shareholders that it can issue any amount of shares necessary to provide $58.00 in value but has failed to provide American Bankers' shareholders with a pro forma presentation of Cendant's earnings if it had to issue a significant amount of stock to fulfill such an open-ended promise. (Amended Complaint, Paragraph 38.)

      - Cendant has repeatedly claimed that American Bankers' shareholders would receive $58.00 worth of stock and cash but has failed to disclose that the principal "currency" of the Cendant Merger -- Cendant common stock -- will be as volatile as the stock of its predecessor, HFS, Incorporated. (Amended Complaint, Paragraph 39.)

      - Cendant's Schedule 14D-1 repeatedly states that it is "not conditioned upon . . . financing"; this statement is misleading because the Cendant Merger is being financed by Chase Manhattan Bank ("Chase") and Chase's financing commitment is subject to several conditions, and Cendant's failure to satisfy those conditions will result in Cendant's inability to finance its offer. (Amended Complaint, Paragraph 40.)

      - Cendant has failed to disclose that its lodging, real estate brokerage, rental car and travel businesses are extremely sensitive to business downturns. (Amended Complaint, Paragraph 41.) Nor does the Schedule 14D-1 disclose that Cendant's mortgage business will be adversely affected by a continuing decline in interest rates. (Id.)

      - Cendant's Schedule 14D-1 and Proxy Statement fail to disclose material information about Silverman, his checkered business history and his affiliation with entities that declared bankruptcy while Silverman was a director or just after he left, and Cendant's strategy of acquiring businesses with strong cash flows but few tangible assets. (Amended Complaint Paragraph 42.)

      - Cendant repeatedly states that the lockup option and termination fee provision in AIG's merger agreement with American Bankers is a "significant obstacle" to the maximization of American Bankers' shareholder value, but fails to disclose that lockup options and termination fees are customary provisions in mergers and acquisitions transactions --including the merger agreement between HFS Incorporated and CUC International, Inc. which created Cendant and which provided for a $300 million termination fee. (Amended Complaint, Paragraphs 45, 46.)

      Just last week, Henry Silverman, President and CEO of Cendant, publicly admitted the truth of some of the key allegations in AIG's Amended Complaint concerning his association with companies that have gone into bankruptcy -- material facts that have not been disclosed to American Bankers' shareholders and which will greatly concern insurance regulators who will be called to review Cendant's proposed merger with American Bankers:

      "I was an employee of Reliance. Yes, we issued high-yield bonds through Drexel as did half the Fortune 500. Basically, what [AIG] says is true," he said. "Companies where I worked did go into bankruptcy several years after I left. Is it a stretch to say it has anything to do with me? No, but so what? . . ."

Dan Lonkevich, AIG, Cendant Fight Over Am. Bankers, National Underwriter, February 16, 1998 (Exhibit C hereto).

      Despite these detailed allegations that identify with particularity Cendant's misleading statement and omissions, Cendant has moved to dismiss the Amended Complaint as a matter of law. Cendant's motion should be denied.

                                    ARGUMENT

                   DEFENDANTS' MOTION SHOULD BE DENIED BECAUSE
                 PLAINTIFFS HAVE STATED A CLAIM FOR RELIEF UNDER
         SECTION 14(A) AND 14(E) OF THE SECURITIES EXCHANGE ACT OF 1934

I.    THE LEGAL STANDARD ON A MOTION TO DISMISS

      A complaint should not be dismissed for failure to state a claim unless it appears beyond doubt that plaintiff can prove no set of facts that would entitle him to relief. Conley v. Gibson, 355 U.S. 41, 45-46 (1957). In ruling on a motion to dismiss, a federal court must view the complaint in the light most favorable to the plaintiff and take his allegations as true. Hishon v. King & Spalding, 467 U.S. 69, 73 (1984); Quinones v. Durkis, 638 F. Supp. 856, 858
(S.D. Fla 1986). Under Fed. R. Civ. P. 8(a), a complaint need only contain "a short and plain statement of the claim showing that the pleader is entitled to relief." Caster v. Hennessy, 781 F.2d 1569, 1570 (11th Cir. 1986). Courts have interpreted this standard liberally. Thus, while the pleading must be sufficient to give the defendant fair notice of what the claim is and the grounds upon which it rests, the pleader is not required to set forth in detail the facts upon which the claim is based. Conley, 355 U.S. at 47; Neizil v. Williams, 543
F. Supp. 899, 905 (M.D. Fla. 1982). Finally, the issue is not whether the plaintiff will ultimately prevail, but "whether the claimant is entitled to offer evidence to support the claims." Scheuer v. Rhodes, 416 U.S. 232, 236
(1974).

II.   THE APPLICABLE LAW UNDER SECTION 14(A) AND 14(E) OF THE
      EXCHANGE ACT

      Section 14(a) of the Exchange Act provides that it is unlawful to use the mails or any means or instrumentality of interstate commerce to solicit proxies in contravention of any rule promulgated by the SEC. 15 U.S.C. Section 78n(a). SEC Rule 14a-9 provides in pertinent part:

      "No solicitation subject to this regulation shall be made by means of any . . . communication, written or oral, containing any statement which, at the time and in light of the circumstances under which it is made, is false and misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading . . . ."

17 C.F.R. Section 240.14a-9(a).

      Section 14(e) of the Exchange Act further provides that:

      It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading, or to engage in any fraudulent, deceptive, or manipulative acts or practices, in connection with any tender offer or request or invitation for tenders, or any solicitation of security holders in opposition to or in favor of any such offer, request or invitation.

15 U.S.C. Section 78n(e).

      An omitted fact is "material" if "there is a substantial likelihood that a reasonable shareholder would consider it important in deciding how to vote." TSC Indus., Inc. v. Northway, Inc., 426 U.S. 438, 449 (1976); SEC v. Carriba Air, Inc., 681 F.2d 1318, 1323 (11th Cir. 1982) ("The test for determining materiality is whether a reasonable man would attach importance to the fact misrepresented or omitted in determining his course of action."). It is well established that the materiality determination is not easily susceptible to summary resolution and ordinarily raises a triable issue of fact. Kennedy v. Tallant, 710 F.2d 711, 718 n.6 (11th Cir. 1983); Harvey M. Jasper Retirement Fund, 920 F. Supp at 1262.

III. AIG HAS SATISFIED THE PLEADING REQUIREMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND STATES A CLAIM FOR RELIEF.

      Cendant's claim that AIG has failed to meet the pleading requirements under the Private Securities Litigation Reform Act (the "Reform Act") and Fed.
R. Civ. P. 9(b) (Def. Mem. I at 18) is utterly without merit. The Reform Act obligates a plaintiff to plead "the reason or reasons why the statement is misleading." 15 U.S.C. Section 78u-4(b)(1)(B). Even a cursory review of the Amended Complaint's allegations shows that AIG has adequately identified specific misleading statements; why such statements were false and misleading; where such statements were published; and who was responsible for the misstatements and omissions. See e.g., Amended Complaint Paragraphs 28-30 (concerning regulatory approval); Paragraph 31 (regarding outlandish sales growth and synergy statements); Paragraph 35 (regarding the conditional nature of the Cendant Offer); Paragraph 38 (regarding failure to disclose pro forma earnings if Cendant had to issue additional stock); Paragraph 39 (regarding failure to disclose volatility of HFS and Cendant Stock); Paragraph 40 (misleading nature of statements regarding financing). As shown below, the Amended Complaint explains precisely why Cendant's and Silverman's statements are materially false and misleading to American Bankers' shareholders. Moreover, the Complaint adequately pleads "scienter", i.e. that defendants made the statements and omissions knowingly. More significantly, however, "scienter" is not a pleading requirement for a claim under Section 14(a) of the Exchange Act. Defendants fail to cite case law from this district establishing that "[i]n order to state a claim under Section 14(a) of the Exchange Act, plaintiffs need only allege facts showing that the proxy statement contained materially false and misleading statements or omitted a material fact." Harvey M. Jasper Retirement Trust, 920 F. Supp. at 1266. "[P]laintiffs need not plead or prove privity, reliance, causation or scienter in order to recover under Section 11, 12(2) or 14(a) of these Acts." Id. (emphasis added). See also Wilson v. Great American Indus., 855 F.2d 987, 995 (2d Cir. 1988) (liability can be imposed under Section 14(a) for negligently drafting a proxy statement; scienter is not required).

      A. Cendant's Failure to Disclose that it Cannot Acquire or Vote Proxies Without Regulatory Approval.

      Cendant is actively soliciting proxies in connection with the upcoming vote of American Bankers' preferred and common shareholders on the AIG Merger. Cendant intends that American Bankers shareholders rely on statements in Cendant's Proxy Statement and Schedule 14D-1 (in addition to a barrage of full-page newspaper advertisements and press releases) in deciding how to vote and whether to grant their proxies to Cendant. Yet, Cendant's Proxy Statement and its other communications with American Bankers' shareholders are devoid of one extremely important and material fact: Cendant cannot hold or vote proxies representing 10% or more of American Banker's securities without first obtaining regulatory approval from Insurance Departments in five of the six states in which American Bankers' U.S. insurance subsidiaries are domiciled. Thus, once Cendant holds proxies representing 10% of American Bankers' voting securities, a shareholder who grants a proxy will be giving his proxy to an entity that, by law, is disabled from holding or voting that proxy unless it has regulatory approval. Cendant nowhere discloses this crucial fact.

      1. Holding Proxies Representing 10% or More of American Bankers' Shares Without Approval Presumptively Violates State Law.

      The state insurance commissioners of all six states in which American Bankers' insurance subsidiaries are domiciled must approve any transaction that would result in transfer of control of a domestic insurer.(2) These state laws define "control" to include more than just a direct ownership interest. The laws of Arizona, Georgia, New York, South Carolina and Texas presume that "control" exists if a person holds proxies representing 10% or more of the voting securities of any other person.(3)

--------

(2) See Ariz. Rev. Stat. Section 20-481.02(A) (1996); Ga. Code Ann. Section 33-13-3(a)(1) (1997); N.Y. Ins. Law Section 1506(a) (McKinney 1997); S.C. Code
Ann. Section 38-21-60 (1997); Tex. Ins. Code Ann. Section 21.49-1(5)(a)(1)
(1997).

(3) See, e.g., Ariz. Rev. Stat. Section 20-481(3) (1996) ("[c]ontrol shall be presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote or holds proxies representing ten percent or more of the voting securities of any other person") (emphasis supplied); Ga. Code Ann.
Section 33-13-1(3) (1997) ("[c]ontrol shall be presumed to exist if any person directly or indirectly owns, controls, holds with the power to vote, or holds proxies representing 10 percent or more of the voting securities of any other person") (emphasis supplied); N.Y. Ins. Law Section 1501(a)(2) ("control shall be presumed to exist if any person directly or indirectly owns, controls or holds with the power to vote ten percent or more of the voting securities of any other person") (emphasis supplied); S.C. Code Ann. Section 38-21-10(2) ("[c]ontrol is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing ten percent or more of the voting securities of any other person") (emphasis supplied); Tex. Ins. Code Ann. 21.49-1(2)(d) ("[c]ontrol shall be presumed to exist if any person, directly or indirectly, or with members of the person's immediate family, owns, controls, or holds with the power to vote, or if
                                                                  (continued...)

      A reasonable shareholder would obviously find it important to know that he is being asked to give a proxy to an entity that cannot hold or vote the shares because it has not obtained the regulatory approvals required under state law. See Onbancorp, Inc. v. Holtzman, 956 F. Supp. 250, 254 (N.D.N.Y. 1997) ("In the proxy solicitation context, '[i]rreparable injury results from the use of false and misleading proxies when the free exercise of shareholders' voting rights will be frustrated.") (citing Krauth v. Executive Telecard, Ltd., 890 F. Supp. 269, 287 (S.D.N.Y. 1995) (citations omitted)). No more obvious example of a material fact -- or interference with shareholder voting rights -- exists. American Bankers' shareholders may grant proxies to Cendant under the misleading impression that their votes -- either for or against the AIG Merger -- will be counted and recognized. Instead, because state law forbids Cendant from holding, let alone voting, proxies representing 10% or more of American Bankers' common shares, substantial numbers of American Bankers' shareholders who provide proxies to Cendant may be disenfranchised.(4)

      Cendant attempts to avoid the clear meaning of these state statutes by arguing that its solicitation of proxies against the AIG Merger will not result in a change of control of American Bankers and is "only for the limited purpose of voting for or against the AIG Merger Proposal --not in favor of any transaction with Cendant." (Def. Mem. II at 11.) Cendant's argument is disingenuous and absurd.

      First, nothing in the state statutes creates an exception for holding or voting proxies "for a limited purpose." If Cendant truly believed that influencing the decision whether American Bankers should merge with AIG was a "limited purpose," it could have sought a waiver from the State Insurance Departments, which it has not done.


--------

(3)(...continued)
any person other than a corporate officer or director of a person holds proxies representing, 10 percent or more of the voting securities or authority of any other person") (emphasis supplied). (Copies of the relevant sections of those codes are annexed hereto as Exhibit D.)

(4) Cendant's violation is made more egregious because Cendant knows that any failure to vote on the AIG Merger is in effect a vote against it. Cendant's flouting of state law and refusal to disclose its violation is even more amazing because Cendant knows that it can solicit American Bankers' shareholders to vote against the AIG Merger simply by asking shareholders to vote "no" on the proxy card circulated by American Bankers instead of seeking to disenfranchise shareholders by holding proxies in violation of state insurance laws.

      Second, Cendant does not seek proxies "for a limited purpose." It seeks to hold proxies to vote down the AIG Merger so that, immediately thereafter, Cendant can direct American Bankers' Management to sell the Company to Cendant.(5)

      Third, Cendant attempts to mislead the Court by arguing that in holding proxies, it is performing only a ministerial function and can only vote the proxy in accordance with the instructions of the shareholder who gives the proxy. In fact, Cendant can exercise total discretion in voting proxies where the shareholder does not give any instructions on voting the shares. Moreover, Cendant's own proxy card makes clear that "IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS POSTPONEMENTS OR RESCHEDULING THEREOF ON BEHALF OF THE UNDERSIGNED." The "other business" that may arise at the shareholders meeting includes substantive issues and important procedural matters such as adjournments or postponements.

      Fourth, in arguing that because the proxies it receives are revocable, the presumption of control does not exist, Cendant in effect seeks to read the presumption of control out of the statutes. VIRTUALLY ALL PROXIES ARE REVOCABLE; if the statutes referred only to holding

-------------

(5) Cendant's proxy statement directed at American Bankers' shareholders confirms that Cendant's solicitation is in effect a solicitation in favor of the Cendant Merger and is designed, ultimately, to gain control of American Bankers:


      WE BELIEVE YOU SHOULD VOTE AGAINST
      THE PROPOSED AIG MERGER BECAUSE:

      - The Cendant transaction offers a significantly higher value per American Bankers' common share than the Proposed AIG Merger by giving you cash and/or stock with a combined per common share value of $58.00, representing a premium of $11.00 (in excess of 23%) over the Proposed AIG Merger.

      - American Bankers' shareholders should send a strong message to American Bankers' board of directors that you want to preserve your opportunity to accept the superior value provided by the Cendant Offer.

(Proxy Statement, at Letter to American Bankers Shareholders dated February 12, 1998.) (Exhibit E hereto.)

or voting IRREVOCABLE proxies, they would be virtually meaningless. Not surprisingly, the statutes say nothing about proxies having to be irrevocable. If a shareholder revokes a proxy it has previously given to Cendant, then Cendant no longer holds it nor can Cendant vote it. But if shareholders do not revoke their proxies, then Cendant can exercise control by influencing the decision whether American Bankers should merge with AIG. Cendant is more than just an agent; it is actively seeking to control the vote.(6)

      Finally, AIG's reading of the plain language of state insurance statutes has recently received the support of the Office of the Attorney General of the State of Arizona, which has stated its position that Cendant's acquisition or voting of proxies representing more than 10% of American Bankers' common shares will violate Arizona law unless Cendant has prior regulatory approval. (See Exhibit A hereto.) On February 23, 1998, the Office of the Arizona Attorney General restated its position that there was a statutory presumption of control if Cendant held proxies representing more than 10% of American Bankers' shares. (See Exhibit B hereto.) While the Arizona Attorney General has made no final "judgment" on these issues, it is abundantly clear that his interpretation of the plain language of the statute is correct.

      2. The Williams Act Does Not Pre-Exempt States Insurance Law or AIG's Claims.

      Cendant argues that AIG's claims would "impermissibly interfere with interstate commerce and run afoul of federal pre-emption of the Williams Act." Cendant's argument is fallacious.

      As an initial matter, AIG's disclosure claim under Section 14(a) of the Exchange Act -- that shareholders would find it material to know that their proxies will be null and void and violate state law once Cendant crosses the 10% threshold -- is fully consistent with the Williams Act. J.I. Case Co. v. Borak, 377 U.S. 426, 431 (1964) (Congress passed Section 14(a) to ensure shareholders voted on a fully informed basis). There is no tension between the disclosure policies under Section 14(a) of the Exchange Act and the Williams Act.


--------

(6) Cendant's argument that American Bankers' officers -- R. Kirk Landon, Gerald
N. Gaston and Arthur W. Heggen -- who are also holding proxies -- have not received regulatory approval to hold such proxies" ignores the fact those officers are acting on behalf of American Bankers. American Bankers is obviously not seeking to take control of itself.

      Further, "[w]hile the Williams Act governs the process of tender offers, it leaves to the states the power to regulate substantive matters of corporate governance." WLR Foods, Inc. v. Tyson Foods, Inc., 65 F.3d 1172, 1179 (4th Cir.
1995), cert. denied, 116 S. Ct. 921 (1996). See Amanda Acquisition Corp. v. Universal Foods Corp., 877 F.2d 496, 502 (7th Cir. 1989) (federal courts reluctant to infer preemption of "'state law in areas traditionally regulated by the States'"). An order enjoining Cendant from soliciting proxies until it seeks regulatory approval will not interfere with the underlying policies of the Williams Act. Federal law explicitly grants to the States power to "broadly . .
 . give support to the existing and future state systems for regulating and taxing the business of insurance." Prudential Ins. Co. v. Benjamin, 328 U.S. 408, 429 (1946); see also McCarran-Ferguson Act, 15 U.S.C. Section 1011 et seq.(7); California v. ARC America Corp., 490 U.S. 93, 101 (1989) ("appellees must overcome the presumption against finding pre- emption of state law in areas traditionally regulated by the states . . . 'we start with the assumption that the historic police powers of the states were not to be superceded by the Federal Act unless that was the clear and manifest purpose of Congress'")(citations omitted).

      The power to approve or disapprove changes in control is clearly a vital part of the regulation of insurance: regulators need to prevent takeovers of insurers by the corrupt incompetent or under capitalized, among others. The objectives of the Williams Act do not "clearly . . . manifest [a] purpose" to supercede the traditional powers of the states to regulate insurance. Id. Indeed, "state authority in the area of insurance regulation should enjoy a presumption of validity." Professional Investors Life Ins. Co. v. Roussel, 528
F. Supp. 391, 402 (D. Kan. 1981).(8)

--------

(7) Merely because Cendant disagrees with the definition of control is irrelevant: "[w]hether the statutory plan of a state's regulation of insurance 'embodies the wisest and most effective type of regulation' is not for the courts to decide." Holly Springs Funeral Home, Inc. v. United Funeral Service, Inc., 303 F. Supp. 128, 135 (N.D. Miss. 1969) (citations omitted).

(8) Cendant's reliance on the two-page unreported memorandum opinion granting a temporary restraining order to a bidder for a Tennessee insurance company in Liberty National Life Ins. Co. v. Huddleston, No. 3:90-0368 (E.D. Tenn. May 1,
1990) is misplaced. In Liberty National, the court, without a fully developed record, restrained the Tennessee insurance commissioner from enforcing a cease and desist order that prevented Torchmark corporation from soliciting proxies to get representation on American General's board of directors. The Liberty National court did not
                                                                  (continued...)

      B. Cendant Has Deprived Shareholders of Material Financial Information In Violation of Section 14(a) of the Exchange Act by Failing to File an Adequate Registration Statement In Violation of
            Section 5 of the Securities Act.

      Section 5(c) of the Securities Act provides that:

      It shall be unlawful for any person, directly or indirectly, to make use of any means or instruments of transportation or communication in interstate commerce or of the mails to offer to sell or offer to buy through the use or medium of any prospectus or otherwise any security, unless a registration statement has been filed as to such security. . . .
      (emphasis added).

15 U.S.C. Section 77e(c). Cendant continues to issue numerous advertisements, notices, circulars and communications that amount to offers to sell Cendant stock in connection with the Cendant Merger and those communications have undoubtedly infected the marketplace. (Amended Complaint, Paragraphs 71-75.)

      The Division of Corporation Finance of the SEC has made clear that a competing bidder for a target company must file a registration statement when it -- like Cendant -- solicits the target's shareholders to vote against a merger by claiming that those shareholders would be better off merging with it and getting its shares:

      In some cases involving a negotiated "friendly" merger or other business combination between a registrant and another entity (or person) that has been submitted to a shareholder vote, a third party may wish to present a competing proposal that would involve acceptance of the third party's securities as consideration (e.g., through an exchange offer or merger). Before commencing its own, competing transaction, however, the third party may wish to solicit in opposition to the "friendly" transaction then pending before the target company's shareholders. In such a case, the third party should remain mindful that,

-----------
(8)(...continued)
analyze Tennessee law and did not specify how the Williams Act was inconsistent with Tennessee law, conclusorily stating that the Tennessee insurance commissioner did not "possess the right to tell shareholders how they may vote, or whether they may vote their shares, in person or by proxy." Here, nobody is telling American Bankers' shareholders how or whether they may vote; rather, AIG seeks an order enjoining Cendant from collecting proxies until it makes full corrective disclosure and it has prior regulatory approval. A judge of the Sixth Circuit subsequently denied a motion to stay the district court's order. However, the unreported denial of the stay is entitled to little, if any, precedential value because it was primarily concerned with whether the district court should have abstained.

      depending on the facts and circumstances, communications regarding its "competing" bid may be deemed an "offer to sell" the third party's securities that triggers the application of the registration requirements of the Securities Act, particularly where such communications refer to the price and/or other material terms of the potential competing transaction . . . . In cases where the third party's solicitations trigger compliance with the registration and prospectus delivery provisions of the Securities Act, the third party should file promptly its registration statement to cover the securities offering to target shareholders. (emphasis added)

SEC Release Current Issues and Rulemaking Projects (Nov. 7, 1997). (A copy of that Release is annexed hereto as Exhibit F.)

      On February 19, 1998, Cendant conceded the validity of AIG's claims and filed a preliminary registration statement with the SEC. Cendant, however, has yet to circulate a prospectus to American Bankers' shareholders, and Cendant's preliminary registration statement does not contain essential information. At a bare minimum, a registration statement that complied with the 1933 Act would contain a detailed analysis of the risks of holding Cendant shares, Cendant's plans for American Bankers if it becomes part of Cendant, pro forma financial statements for the merged entity, detailed information about Cendant's lush compensation arrangements with its officers and directors (including Silverman's recent exercise of stock options and immediate sale of $62 million worth of Cendant stock) and other financial information that shareholders need to make a proper and informed decision whether to vote for or against the AIG Merger. See 17 C.F.R. Sections 229.101, 229.301, 229.303, 229.305, 229.402, and
229.503; Instructions to Form S-4 Items 3(e), 3(f), 4 and 5.

      This information is clearly material to the American Bankers' shareholders in evaluating the AIG Merger. See Greenfield v. Professional Care, Inc., 677 F. Supp. 110, 113 (E.D.N.Y. 1987) ("Information going directly to the financial condition of the company falls squarely within the range of information for which there is a `substantial likelihood that a reasonable shareholder would consider . . . important in deciding [whether to invest].'" (citing TSC Indus., 426 U.S. at 449)); Justin Industries, Inc. v. Choctaw Securities, L.P., 920 F.2d 262, 268 (5th Cir. 1990) (executive compensation in the form of "golden parachutes" may be important to an investor and be an important component in "total mix" of information). Cendant repeatedly asserts that AIG has no "standing" to assert a claim under Section 5 of the 1933 Act. (Def.

Mem. I at 24-26.) This argument misses the point completely because AIG states a claim under Section 14(a) of the Exchange Act because shareholders are being deprived of critical important and material financial information that would be contained in a proper and adequate registration statement.

      C. Cendant and Silverman Knowingly Made False and Material Statements of Fact Regarding Cendant's Prospects of Regulatory Approval.

      Cendant asserts that Silverman's statements that Cendant and AIG were on an "equal footing" in terms of regulatory approval are nonactionable opinions. (Def. Mem. II at 19-20.) Silverman's statements, however, were clearly couched as representations of fact, and have been proven wrong. Thus, for example, the Arizona Insurance Commissioner has already scheduled regulatory approval hearings for March 6 for the AIG Merger but has not even completed its review of Cendant's application. (See Exhibit G Order of Arizona Insurance Commissioner dated February 25, 1998.) Moreover, even if Silverman's statements were mere "opinions," the United States Supreme Court has held that opinions that have no basis or are not genuinely held are actionable under Section 14(a) of the Exchange Act. Virginia Bankshares, Inc., v. Sandberg, 501 U.S. 1083, 1090-94
(1991). "As explained by the Court in Virginia Bankshares, statements of opinion by corporate officials can be materially significant to investors because investors know that these top officials have knowledge and expertise far exceeding that of the ordinary investor." In re Burlington Coat Factory Sec. Litig., 114 F.3d 1410, 1427 (3d Cir. 1997).

      Here, Silverman has stated that the Cendant Merger is in fact on the same regulatory timetable as the AIG Merger. As Silverman well knows, AIG is on a different and earlier regulatory timetable because, unlike Cendant, AIG is in the business of writing insurance and has been since 1919. That representation of fact is clearly material to a shareholder who must decide whether to vote for the AIG Merger or wait for some indefinite period of time until Cendant secures regulatory approval and convinces the regulators from six states that it is financially able, experienced and competent to underwrite insurance.(9)

--------

(9) Cendant quotes at length from a report by an allegedly "independent" analyst -- Bear Stearns -- opining that "[f]rom a regulatory perspective, the companies should be considered on equal footing, both in terms of probability and timing." (Def. Mem. I at 12). However, events have
                                                                  (continued...)

      D. Cendant and Silverman Made Materially False Statements of Fact Regarding Synergies that Could Be Achieved and Future Increases in New Insurance Policies.

      Cendant also asserts that Silverman's statements that Cendant would in fact secure $140 million in synergies and add "several million new policies" are nonactionable opinions. (Def. Mem. I at 10, 13.) Cendant argues that the Complaint does not plead facts to support its allegations that Silverman knowingly made false statements of fact. Cendant is wrong: the Amended Complaint alleges "As Silverman well knows, increasing American Bankers' net premium revenues necessarily increases certain expenses, such as commissions and reserves for anticipated claims by holders of new American Bankers' policies. These costs alone have consistently averaged 80% of American Bankers' net premium income over the last five years." (Amended Complaint, Paragraph 33.) Silverman's claim that Cendant can achieve $140 million in synergies falsely assumes that American Bankers will incur no corresponding increase in the number of claims filed against the combined entity. (Id. Paragraphs 33-34.) Furthermore, a company like Cendant cannot add several million new policies because it has no international insurance marketing network. (Amended Complaint, Paragraph 31.) Moreover, even if Mr. Silverman's statements are "opinions," the Amended Complaint clearly alleges that Silverman knew his statements were false, and that Silverman did not hold the "opinions" he was peddling to securities analysts. (Amended Complaint Paragraph 33.) See Lewis v. Cutting, 1993 WL 158531 at *11 (May 12, 1993 S.D.N.Y.) ("[e]ven assuming that plaintiff's 'no direct effect' statement was an expression of opinion and not of a fact, it is still actionable under Section 14(a)"); In re WRT Energy Sec. Litig., 1997 WL 576023 at *12 (Sept. 15, 1997 S.D.N.Y.) (statements alleged to be "misguided optimism" stated claim under federal securities laws where defendants' statements were not genuinely believed, where there was no reasonable basis for belief, or where the speaker was

------------
(9)(...continued)
shown that just like Silverman, Bear Stearns is wrong. Moreover, although Cendant touts Bear Stearns' report as "independent," it does not mention that, as the Bear Stearns' report sheepishly discloses in a footnote, one of Cendant's directors is a managing director of Bear Stearns. Finally, to the extent Cendant seeks to debate the regulatory arguments here, it is procedurally improper on this motion. Edge Partners, L.P. v. Dockser, 944 F. Supp. 438, 441 (D. Md. 1996) ("the questions of whether this statement is false and Defendants made it knowing it to be such cannot be appropriately resolved on a motion to dismiss.")

aware of undisclosed facts undermining the accuracy of the statements").(10)

      E. Cendant and Silverman Made False Statements Regarding Financing Conditions.

      Cendant simply avoids the issue of Mr Silverman's unambiguous -- but false -- public disclosure to analysts on January 27, 1998 that the Cendant Offer is not "subject to financing or other significant conditions." (Amended Complaint, Paragraph 35.) In fact, Cendant concedes the falsity of Silverman's statement by admitting that the "Schedule 14D-1 sets forth all conditions to the offer." Moreover, Cendant was under a clear obligation to disclose fully that its "no financing" condition must be read in the context of, and in tandem with, the conditions imposed by its lenders. See, e.g., Isquith v. Middle South Utilities, Inc., 847 F.2d 186, 201 (5th Cir.), cert. denied, 488 U.S. 926
(1988); Harvey M. Jasper Retirement Fund, 920 F. Supp at 1266 ("courts interpreting federal securities law have long recognized that reviewing the context in which a disclosure appears is an essential part of determining the disclosure's adequacy").

      F. Cendant is Under an Obligation to Disclose (i) the Pro forma Presentation of Cendant's Earnings if it Had to Issue Stock Worth $58.00 in Value, (ii) the Risks of Business Downturns, and (iii) the Potential Volatility of Cendant Stock.

      Cendant claims that it is under no obligation to disclose the "obvious." (Def. Mem. I at 22-24.) Apparently facts are "obvious" to Cendant if it does not like them. The Amended Complaint details how and why Cendant, which has been in existence for less than three months, is extremely sensitive to business downturns and stock price fluctuations. In light of the short length of time that Cendant has been in existence and its participation in highly cyclical industries, a reasonable stockholder would clearly find it material to know what is likely to happen if the lodging, rental car and travel businesses took a turn for the worst. SEC v. World-Wide Coin Investments, Ltd., 567 F. Supp. 724, 755 (N.D. Ga. 1983) ("[a]ccurate representations


--------
(10) Cendant's argument that the Amended Complaint does not state how Silverman's statements were disseminated into the marketplace (Def. Mem. I at 20 n.6) is without merit. See, e.g., Amended Complaint, P. 34 ("Silverman's statements were picked up by newspapers, newswires and analysts' reports and, thus, were disseminated into the public domain. All of these reports repeated Silverman's statement concerning $140 million in pre-tax synergies expected from the Cendant Merger. An Article in the Wall Street Journal dated January 29, 1998, confirmed how Silverman's oral statements concerning synergies could influence market pricing, reporting: 'one American Bankers' investor predicts the offering price could climb above $60 per share based on Cendant's calculation that it can achieve $140 million in pretax income from the operation.'").

regarding the financial condition of World-Wide and the potential value of its stock would have been significant information to a reasonable shareholder"). Similarly, the volatility of the stock of HFS, Inc. (Cendant's predecessor) requires disclosure of the potential volatility of the Cendant stock and the risk that American Bankers' shareholders might not get the promised $58.00 in value for their shares. In the words of the Second Circuit in SEC v. Texas Gulf Sulphur, 401 F.2d 833, 849 (2d Cir. 1968), cert. denied, 394 U.S. 976 (1969):

      Material facts include not only information disclosing the earnings and distributions of a company but also those facts which affect the probable future of the company and those which may affect the desire of investors to buy, sell or hold the company's securities. (emphasis added)

While Cendant might disagree with the merits of AIG's allegations, a motion to dismiss is not the proper juncture to resolve these issues.


 IV.  AIG'S CLAIMS ARE NOT MOOT.

      Cendant argues that by filing AIG's Amended Complaint with the Securities and Exchange Commission as an exhibit to Cendant's Schedule 14D-1, it has rendered the Amended Complaint "moot." Cendant in effect argues that it can freely violate the federal securities laws and, upon being sued, simply file the complaint with the SEC and argue that any disclosure claims are moot. On its face, this argument is absurd. Nothing in Cendant's Schedule 14D-1 filing prevents Cendant from soliciting, acquiring and voting proxies representing over 10% of American Bankers' voting securities in violation of state law -- conduct that will disenfranchise American Bankers' shareholders unless promptly enjoined. Moreover, nothing in the 14D-1 amendment admits that Cendant has in fact violated the federal securities laws or provides disclosure as to how Cendant intends to remedy the situation. Furthermore, Cendant did not distribute its Schedule 14D-1 amendment to American Bankers' shareholders. Thus, Cendant's assertion that its Schedule 14D-1 is the equivalent of appropriate "corrective disclosure" is without merit. United Paperworkers Int'l. Union v. Int'l Paper Co., 985 F.2d 1190, 1199 (2d Cir. 1993) ("Corporate documents that have not been distributed to the shareholders entitled to vote on the proposal should rarely be considered part of the total mix of information reasonably available to those shareholders.").

V. AIG WAS NOT REQUIRED TO FILE ITS AMENDED COMPLAINT AS A COMPULSORY COUNTERCLAIM.

      Defendants argue that the Amended Complaint must be dismissed because it should have been brought as a compulsory counterclaim in a related action Cendant Corp., et al. v. American Bankers International Group, Inc., Case No. 98-0159 CIV-MOORE ("Related Action"). (Def. Mem. I at 14-15.) As the Court is aware, AIG -- defendants in the Related Action -- have moved to dismiss the complaint in the Related Action and that motion was pending when AIG commenced this action. In Lawhorn v. Atlantic Refining Co., 299 F.2d 353 (5th Cir.
1962),(11) the Fifth Circuit held that a plaintiff was not required to file its claim against the defendant as a compulsory counterclaim where, as here, the plaintiff had moved to dismiss the complaint filed by defendant for failure to state a claim pursuant to Fed. R. Civ. P. 12(b)(6). Id. at 356.

      The Lawhorn Court based its holding on two different bases, both of which apply here. First, the Court stated that:

      a plaintiff must have a claim before a defendant is required to assert a compulsory counterclaim. A counterclaim must be pressed only when it is related to the '. . . subject matter of the opposing party's claim. . .'
      F.R.Civ. P. 13(a). . . That is what makes it a counterclaim.. . . When
      Atlantic's motion to dismiss was successful, it was a judicial determination that Lawhorn had no claim upon which relief could be granted. If there was no claim, no counterclaim was required.

Id. (emphasis in original). Second, the Court recognized that a compulsory counterclaim must be set forth in a pleading. Id. If a motion to dismiss is granted, there is no need to file a pleading.

Id. at 357.(12)

--------

(11) As the Court is aware, decisions of the Fifth Circuit prior to 1981 are binding precedent in the Eleventh Circuit. Bonner v. City of Prichard, 661 F.2d 1206, 1207 (11th Cir. 1981) (en banc). Defendants have failed to cite Lawhorn, which is binding authority.

(12) Numerous other courts, following the Fifth Circuit's decision in Lawhorn, have held that a plaintiff is not required to file its claim as a compulsory counterclaim if the plaintiff has filed a motion to dismiss the other complaint. See Horn & Hardart Co. v. National Railroad Passenger Corp., 843 F.2d 546, 549 (D.C. Cir.) ("Rule 13(a)'s compulsory counterclaim requirement never became relevant," because "Amtrak filed a motion to dismiss, which . . . is not a responsive pleading"), cert. denied, 488 U.S. 849 (1988); Mutual Fire, Marine & Inland Ins. Co. v. Adler, 726 F. Supp. 478, 482-83 (S.D.N.Y. 1989) (where Barclays was never required to file answer in other action because it had moved to dismiss the complaint and action was eventually dismissed by stipulation, Barclays' claims against defendant were not barred as compulsory counterclaim); Union Fire Ins. Co. v. Jett, 118 F.R.D. 336, 337-38 (S.D.N.Y. 1988) (because motion to dismiss "was not a pleading," plaintiff's claims "were not required to be raised [as a compulsory
                                                                  (continued...)

      AIG was not required to file its Amended Complaint against Cendant and Season as a compulsory counterclaim because AIG moved to dismiss the Amended Complaint filed by Cendant and Season in the Related Action on February 3, 1998 (Case No. 98-0159-CIV-MOORE) before it initiated this against Cendant and Season on February 5, 1998. Thus, at the time AIG filed this action against Cendant, AIG had taken the position that there was no claim against it to which it was required to file a counterclaim.

----------------
(12)(continued...)
counterclaim] in California action"); Seligson v. Plum Tree, Inc., 361 F. Supp. 748, 757 (E.D. Pa. 1973) ("our later grant of Seligsons' motion to dismiss was a determination that when the complaint here was filed, defendants in fact had no claim to which a counterclaim was required"). See also United States v. Snider, 779 F.2d 1151, 1157 (6th Cir. 1985) ("where the rules do not require a pleading
 . . . because of pending motions. . . , the compulsory counterclaim requirement of Rule 13(a) is inapplicable").

                                   CONCLUSION
      For the foregoing reasons, Plaintiffs respectfully request that this Court enter an order denying Defendants' Motion to Dismiss the Amended Complaint in its entirety.
Dated:  March 2, 1998

                                    STEEL HECTOR & DAVIS LLP
                                    200 South Biscayne Boulevard, Suite 4000
                                    Miami, Florida 33131-2398
Of Counsel:                         (305) 577-7000
                                    (305) 577-7001  Facsimile
Richard H. Klapper
Tariq Mundiya
Stephanie G. Wheeler
SULLIVAN & CROMWELL                 By:/S/ Lewis F. Murphy
125 Broad Street                         -----------------
New York, New York                       Lewis F. Murphy, P.A.
(212) 558-4000                           Florida Bar No. 308455
(212) 558-3588 Facsimile
                                    Attorneys for Defendants
                                    American International Group, Inc.
                                    and AIGF, Inc.

                             CERTIFICATE OF SERVICE

      I HEREBY CERTIFY that a true and correct copy of this document was served on the 2nd day of March 1998 via hand on the following:

      Robert T. Wright
      Shutts & Bowen LLP
      1500 Miami Center
      201 South Biscayne Boulevard
      Miami, Florida 33131

and by facsimile and first class mail on the following

      Jonathan J. Lerner
      Skadden, Arps, Slate
      Meagher & Flom LLP
      919 Third Avenue
      New York, New York 10022


                                          /S/ Alison S. Bieler
                                          --------------------------